SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) July 14, 2003


                        STANLEY FURNITURE COMPANY, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                     0-14938                     54-1272589
     --------                     -------                     ----------
(State or other                 (Commission                  (IRS Employer
  jurisdiction of                File Number)              Identification No.)
  incorporation)


1641 Fairystone Park Highway, Stanleytown, Virginia               24168
---------------------------------------------------               -----
         (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: (276) 627-2000
                                                    --------------



-------------------------------------------------------------------------------
                   (Former name or former address, if changed
                              since last report.)


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ITEM 7.  Financial Statements and Exhibits

(c)      Exhibits

         The following exhibit is furnished as a part of this report.

99.1     Press release dated July 14, 2003.

ITEM 9.  Regulation FD Disclosure (Information provided pursuant to Item 12)

         On July 14, 2003, the Registrant issued a press release announcing second quarter 2003 operating results. The press release is attached hereto as
Exhibit 99.1 and incorporated herein by reference.








SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         STANLEY FURNITURE COMPANY, INC.

   July 14, 2003                            By: /s/Jeffrey R. Scheffer
   -------------                            ------------------------------
       Date                                 Jeffrey R. Scheffer
                                            President and Chief Executive
                                            Officer

                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:               CONTACT:  DOUGLAS I. PAYNE
July 14, 2003                        Executive V.P. - Finance and Administration
                                     (276) 627-2157
                                     e-mail: dpayne@stanleyfurniture.com

                                     ANITA W. WIMMER
                                     Treasurer
                                     (276) 627-2446
                                     e-mail: awimmer@stanleyfurniture.com

Sales Increase 11%

             STANLEY FURNITURE ANNOUNCES IMPROVED SALES AND EARNINGS
                         FOR THE SECOND QUARTER OF 2003

STANLEYTOWN, VA, July 14, 2003/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM: STLY) today reported improved sales and earnings for the second quarter of 2003. Both sales and earnings modestly exceeded management's previous guidance for the quarter.

Net sales of $61.4 million increased 11.1% from the second quarter of last year. This marks the fifth consecutive quarter of sales growth over the comparable prior year period. Earnings per share improved to $.53 for the second quarter of 2003 from $.37 in the prior year quarter. The second quarter of last year included restructuring and related charges of $.08 per share from closing a factory to realign the Company's manufacturing facilities.

For the first half of 2003, net sales of $122.7 million increased 6.8% over the prior year. First half earnings per share improved to $1.05 compared to $.64 in the six-month period of 2002. Earnings for the first half of last year included restructuring and related charges of $.35 per share.

Operating income increased to $6.2 million, or 10.0% of net sales, in the second quarter of 2003 from $4.7 million, or 8.6% of net sales, in the second quarter of 2002. The second quarter 2003 operating margin of 10.0% of net sales approximates the operating margin for both the first quarter of 2003 and the prior year quarter, after excluding restructuring and related charges of $852,000 in the second quarter of 2002. As anticipated for the first half of 2003, savings from the Company's offshore sourcing initiatives and downsizing of domestic operations have been offset with transition costs from increased sourcing including lower production levels at the Company's domestic facilities, increases in certain marketing and product development costs, and other inflationary costs.

Cash flow in the first half of 2003 was used to reduce debt $4.3 million, purchase $2.7 million of the Company's common stock and pay cash dividends of $652,000. Approximately $12.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $25.3 million and cash on hand was $7.5 million at June 28, 2003.

"We are gratified by the favorable response to our blended strategy as evidenced by the fifth consecutive quarter of year-over-year sales growth despite continued difficult business conditions in the wood segment of the furniture industry," said Albert L. Prillaman, chairman. "We believe this sales growth is due to market share gains. We expect these market share gains to continue and believe we are well positioned for an eventual upturn in demand for residential wood furniture," Prillaman continued.

"We continue to implement our strategy of blending efficient domestic manufacturing capabilities in focused facilities with intelligent outsourcing of certain component parts and finished goods," commented Jeffrey R. Scheffer, president and chief executive officer. "This combination allows us to offer higher value, well-styled product without sacrificing our culture of high quality and quick delivery."

"As previously noted, approximately 20% of 2003 sales will come from sourced items. As expected, transition expense of pursuing our blended strategy will continue into the second half of 2003. Consequently, our earnings guidance for 2003 remains unchanged," Scheffer concluded.

Management offers the following guidance for total year 2003:

o Net sales is expected to be in the range of $247 million to $255 million, an increase of 3% to 6% over 2002.

o Operating income is expected to be in the range of $25.5 million to $26.5 million.

o Earnings per share is expected to be in the range of $2.20 to $2.30 compared to $1.85 for 2002. Prior year earnings per share included restructuring and related charges of $.34.

o The Company's effective tax rate is expected to increase to 36.3% in 2003 from 35.5% in 2002 due to higher state taxes.

Management offers the following guidance for the quarter ending September 27, 2003:

o Net sales is expected to be in the range of $62 million to $65 million, an increase of 1% to 6% over the prior year quarter.

o Operating income is expected to be in the range of $6.1 million to $6.6 million.

o Earnings per share is expected to be in the range of $.52 to $.57 compared to $.62 in the year-ago quarter. Earnings per share for the third quarter of 2002 included a restructuring credit of $.02.

Conference Call Details

The Company will host a conference call Tuesday morning, July 15, 2003 at 10:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (706) 679-8542. A replay will be available through July 22, 2003. The dial-in-number for the replay is (706) 645-9291 with an access code of 1554718.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in implementing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, credit exposure to customers in the current economic climate, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.



                                  TABLES FOLLOW

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



                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                        Three Months Ended            Six Months Ended
                                                      June 28,       June 29,       June 28,       June 29,
                                                       2003           2002            2003           2002
                                                      -------        -------        --------       --------

Net sales .......................................     $61,409        $55,268        $122,707       $114,842

Cost of sales ...................................      46,844         41,795          93,520         86,901
Restructuring and related charges (1) ...........                        852                          3,757
                                                      -------        -------        --------       --------
    Gross profit ................................      14,565         12,621          29,187         24,184

Selling, general and administrative expenses ....       8,400          7,892          16,913         15,809
                                                      -------        -------        --------       --------

  Operating income ..............................       6,165          4,729          12,274          8,375


Other income, net ...............................         (47)           (72)            (89)          (154)
Interest expense ................................         660            746           1,371          1,580
                                                      -------        -------        --------       --------
  Income  before income taxes ...................       5,552          4,055          10,992          6,949

Income taxes ....................................       2,016          1,440           3,990          2,467
                                                      -------        -------        --------       --------
  Net income ....................................     $ 3,536        $ 2,615        $  7,002       $  4,482
                                                      =======        =======        ========       ========

Diluted earnings per share ......................     $  0.53        $  0.37        $   1.05       $   0.64
                                                      =======        =======        ========       ========

Weighted average number of shares ...............       6,628          6,998           6,652          6,950
                                                      =======        =======        ========       ========

Operating income:
    Before restructuring and related charges ....     $ 6,165        $ 5,581        $ 12,274       $ 12,132
    Restructuring and related charges (1) .......                        852                          3,757
                                                      -------        -------        --------       --------
      Reported operating income .................     $ 6,165        $ 4,729        $ 12,274       $  8,375
                                                      =======        =======        ========       ========

Net income:
    Before restructuring and related charges ....     $ 3,536        $ 3,164        $  7,002       $  6,905
    Restructuring and related charges (1) .......                        549                          2,423
                                                      -------        -------        --------       --------
      Reported net income .......................     $ 3,536        $ 2,615        $  7,002       $  4,482
                                                      =======        =======        ========       ========

              (1)2002 amounts represent restructuring and related charges for realignment of the Company's manufacturing facilities. Management believes that providing financial measures before restructuring and related charges provides useful information on underlying business trends and operations in order to allow investors to more easily compare and evaluate the Company's financial performance relative to prior periods and industry comparables.


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






                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                            June 28,     June 29,     Dec. 31,
                                                              2003         2002         2002
                                                            --------     --------     --------

Assets
Current assets:
     Cash .............................................     $  7,479     $ 10,066     $  9,227
     Accounts receivable, net .........................       31,559       26,122       27,832
     Inventories ......................................       55,563       53,650       54,158
     Prepaid expenses and other current assets ........        1,051        1,510        1,311
     Deferred income taxes ............................        3,196        3,153        2,876
                                                            --------     --------     --------

         Total current assets .........................       98,848       94,501       95,404

Property, plant, and equipment, net ...................       57,083       61,732       59,539
Goodwill ..............................................        9,072        9,072        9,072
Other assets ..........................................        8,103        5,738        8,470
                                                            --------     --------     --------

         Total assets .................................     $173,106     $171,043     $172,485
                                                            ========     ========     ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .............     $  6,914     $  6,839     $  6,914
     Accounts payable .................................       14,306       17,594       13,386
     Accrued expenses .................................       12,762       12,086       12,160
                                                            --------     --------     --------

         Total current liabilities ....................       33,982       36,519       32,460

Long-term debt ........................................       18,414       25,329       22,700
Deferred income taxes .................................       12,874       11,251       13,084
Other long-term liabilities ...........................        4,497        4,506        4,554

Stockholders' equity ..................................      103,339       93,438       99,687
                                                            --------     --------     --------

         Total liabilities and stockholders' equity ...     $173,106     $171,043     $172,485
                                                            ========     ========     ========

                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)
                                                                                 Six Months Ended
                                                                               June 28,      June 29,
                                                                                 2003          2002
                                                                               --------      ---------
Cash flows from operating activities:
  Cash received from customers ...........................................     $118,895       $112,264
  Cash paid to suppliers and employees ...................................     (106,210)       (98,860)
  Interest paid ..........................................................       (1,754)        (1,872)
  Income taxes paid, net .................................................       (5,552)          (780)
                                                                               --------       --------
    Net cash provided by operating activities ............................        5,379         10,752
                                                                               --------       --------

Cash flows from investing activities:
  Capital expenditures ...................................................         (360)          (406)
  Other, net
                                                                                    (19)           696
                                                                               --------       --------
    Net cash used by investing activities ................................         (379)           290
                                                                               --------       --------

Cash flows from financing activities:
  Repayment of senior notes ..............................................       (4,286)        (4,286)
  Purchase and retirement of common stock ................................       (2,709)
  Dividends paid .........................................................         (652)
  Repayment of revolving credit facility, net ............................                        (600)
  Proceeds from insurance policy loans ...................................          888            795
  Proceeds from exercise of stock options ................................                       1,160
  Other, net .............................................................           11
                                                                               --------       --------
    Net cash used by financing activities ................................       (6,748)        (2,931)
                                                                               --------       --------

Net  increase in cash ....................................................       (1,748)         8,111
Cash at beginning of period ..............................................        9,227          1,955
                                                                               --------       --------

  Cash at end of period ..................................................     $  7,479       $ 10,066
                                                                               ========       ========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ...........................................................     $  7,002       $  4,482

    Adjustments to reconcile net income to net cash used by operating activities:
      Depreciation and amortization ......................................        2,897          3,013
      Restructuring Charge ...............................................                       1,755
      Deferred income taxes ..............................................         (530)
      Loss on disposal of assets .........................................            5             31
      Changes in working capital .........................................       (3,511)         2,013
      Other assets .......................................................         (427)          (380)
      Other long-term liabilities.........................................          (57)          (162)
                                                                               --------       --------
    Net cash provided by operating activities ............................     $  5,379       $ 10,752
                                                                               ========       ========
